June 17, 2015

Omar Akram, Officer, President and CFO
Directors of the Board
Adaptive Medias, Inc
16775 Von Karman Ave Suite 240
Irvine, CA 92606

RE: Resignation from Board of Directors and Interim COO

To Mr. Omar Akram and Board of Directors,

In accordance with the Adaptive Medias, Inc bylaws, it is with sincerest regret that I feel compelled to resign from the Adaptive Medias Board of Directors and from my role as interim COO and officer of the company, effectively immediately June 17, 2015.

Under my leadership, Adaptive stabilized its stock and its staff after the sudden loss of its previous CEO, reduced its operating expenses by nearly $1m a month, continued to grow revenue and margin and raised additional equity funding.

I've been rewarded for this by a Board that refuses to meet for weeks in spite of my many requests, may have voted not to renew my contract months ago without notice while benefitting from my continued service, and refuses to pay me for any of my services to date.

In addition, the staff of Adaptive was apparently informed weeks ago of my departure as an officer of the company, I've been removed from the company website, and every attempt by me to contact a director or officer of Adaptive has been completely ignored since Friday May 22.

To be clear, I have not been notified of any change in my status as an officer of the company or as a member of the Board, and have not been notified of any Board meetings since Monday May 18th. I am currently owed money pursuant to my contract with Adaptive Medias, the outstanding amount is significantly past due and I expect to be promptly paid.

My disagreement with Adaptive Medias and its Board and management relating to the operations and practices of the company regarding its handling of Board meetings, alleged termination of my role with no notice, communication to its employees and general unprofessional and disrespectful behavior leaves me no choice but to resign.

I wish the remaining employees and shareholders of Adaptive well, and hope that my actions to cut cost, grow revenue and raise funding will serve as a solid foundation for business success regardless of the lack of current leadership from its officers and governance by its Board.

Sincerely,

Jim Waltz